Exhibit 99.1

LiqTech International, Inc. Announces Year End 2018 Financial Results and Provides First Quarter 2019 Update

For Immediate Release

BALLERUP, Denmark - March 28, 2019 - LiqTech International, Inc. (NYSE AMERICAN: LIQT) (“LiqTech”), a clean technology company that manufactures and markets highly specialized filtration technologies, announced today its financial results for the three months and year ended December 31, 2018.

Recent Highlights

●	Results for the fourth quarter of 2018 were in line with our expectations and as previously announced.
●	The Company's cash position at the end of December 2018 was approximately $3.8 million, largely unchanged since the end of September 2018.
●	The Company continues to experience growth in its backlog of confirmed orders for its standardized water filtration systems for the marine scrubber industry.
●	Separately, the Company is announcing expected record quarterly revenues for Q1 2019, a return to profitability and an uplisting of its stock to the Nasdaq.

Fourth Quarter 2018 Financial Results

Net sales for the three months ended December 31, 2018 were $2.9 million compared to $3.0 million for the same period in 2017, representing a decrease of $0.1 million, or -3%. Fourth quarter sales were in line with previously communicated expectations in January 2019. The decrease in sales was due to a decline in the legacy DPF business which had revenue of $1.5 million, a decrease of 7% compared to the fourth quarter of 2017. On the other hand, we experienced continued growth in our order backlog in our marine segment, which had revenues of $1.4 million in the fourth quarter, or an 42% increase compared to the prior-year period.

Gross profit for the three months ended December 31, 2018 was $177,000 compared to $59,000 for the same period in 2017. The improved gross profit reflects increased sales of higher-margin marine products as well as positive operating leverage related to cost of goods sold. We expect gross margins to further improve as marine products become a larger part of the sales mix and further operating leverage is achieved.

Total operating expenses for the three months ended December 31, 2018 were $1.8 million, an increase of 39% compared to the prior-year quarter. Selling expenses declined $24,000, or 5%, compared to the same period of 2017 due to a centralization of the sales structure. General and administrative expenses increased $516,000, or 78%, compared to the prior-year quarter, reflecting an increase in general costs, some timing issues and the general ramp-up of our business. Research and development expenses were unchanged from the same period of 2017.

The net loss for the three months ended December 31, 2018 was $(1.1) million, or $(0.015) per basic and diluted share, versus $(0.9) million, or $(0.02) per basic and diluted share for the same period in 2017.

Cash on hand and restricted cash for the period ended December 31, 2018 was $3.8 million compared to $2.5 million for the year ended December 31, 2017.

Management Commentary

“With 2018 now behind us and a continued ramping of our order backlog, we expect the first quarter of 2019 to be a significant turning point in the history of LiqTech. We are set to report record quarterly revenues of approximately $7 million for Q1 2019, to return the Company to profitability and we are continuing to grow our order backlog,” commented Sune Mathiesen, CEO of LiqTech International. "The dynamics surrounding IMO 2020 continue to favorably benefit LiqTech and our proprietary ceramic silicon carbide water filtration systems for close loop marine scrubber applications. As more countries such as China and Singapore ban the port use of open loop scrubbers, large ship owners are increasingly considering decisions to: a) install close loop scrubbers on their existing fleet; b) convert recently installed open loop scrubbers to close loop scrubbers; and c) design into the specifications of their new ships a close loop scrubber system. We are well positioned to capture a meaningful share of this rapidly growing market now and in the years to come.”

Mr. Mathiesen continued, “One of the key benefits of our filtration solutions is not only our ability to help shipowners meet the sulphur reduction standards of IMO 2020, but also our ability to remove heavy metals. Many in the industry believe that emission of heavy metals will be regulated in the future. Forward-looking shipowners are positioning themselves now to address this potential change in environmental regulation. Additionally, we are continuing development efforts on other products for the shipping industry, including marine NOx reduction. In our conversations with shipowners, NOx reduction is yet another significant issue where shipowners are looking to get ahead of potential forthcoming regulations.

“Overall, 2019 is set to be an exciting year for LiqTech, as we continue to deliver orders from our growing backlog, to turn the company profitable, to ramp our manufacturing capabilities and to expand our product portfolio to help shipowners address anticipated future regulatory challenges," concluded Mr. Mathiesen.

Conference Call Details

Date and Time: Thursday, March 28, 2019 at 10:00am ET

Call-in Information: Interested parties can access the conference call by dialing (833) 535-2206 or (412) 902-6741.

Replay: A teleconference replay of the call will be available until April 4, 2019 at (877) 344-7529 or (412) 317-0088, confirmation #10129355.

Transcript: A transcript of the call will be available on the investor relations section of the LiqTech website following the conclusion of the call at https://www.liqtech.com/investor-relations/.

About LiqTech International, Inc.

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech’s products are based on unique silicon carbide technology which facilitate new applications and improve existing technologies. LiqTech offers a wide range of filters and membranes for micro- and ultrafiltration, and by incorporating LiqTech’s SiC liquid membrane technology with the Company´s long-term systems design experience and capabilities, LiqTech offers solutions to the most difficult water pollution problems.

For more information, please visit www.liqtech.com

Follow LiqTech on Linkedln: http://www.linkedin.com/company/liqtech-international

Follow LiqTech on Twitter: https://twitter.com/LiqTech

Forward–Looking Statement

This press release contains “forward-looking statements.” Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Company Contact:

Sune Mathiesen, Chief Executive Officer

LiqTech International, Inc.
Phone: +45 5197 0908
www.liqtech.com

Investor Contact:

Robert Blum

Lytham Partners, LLC

Phone: (602) 889-9700

liqt@lythampartners.com

www.lythampartners.com